Exhibit 10.6

Executive Officer Performance Unit Award

PENTAIR LTD. 2012 STOCK AND INCENTIVE PLAN

GRANT AGREEMENT

PERFORMANCE UNITS

[Name of Grantee]:

The Compensation Committee has awarded you the following grant under the Pentair Ltd. 2012 Stock and Incentive Plan (the “Plan”).

Grant Information

Number of Performance Units Granted:

Value of each Performance Unit: U.S. $1.00

Performance Period and Performance Goals: The specific Performance Goals and Performance Period for this award will be described in a supplemental communication made to you, which will be considered part of this award.

Other specific terms of this grant not specified above, such as the Date of Grant, are set forth in the cover letter that accompanies this grant agreement.

Terms and Conditions of this Grant

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Performance Units entitle you to a cash payment following the end of the performance period to the extent the specified Performance Goal(s) for your award are met. Payment will be made promptly following the Compensation Committee’s certification of the extent to which the performance goals are met, which will not be later than two and one-half months after the end of the fiscal year in which such performance period ends.

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You may defer your Performance Units under the employer’s non-qualified deferred compensation plan. If you make a deferral election, then the Performance Units subject to that election will not be paid following the end of the performance period, but will instead be paid pursuant to the terms of the non-qualified deferred compensation plan.

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If your employment with the Company terminates (voluntarily or involuntarily) before the end of the performance period, all Performance Units will be forfeited. Exceptions to this rule are made for certain types of terminations, including termination due to death, Disability or Retirement, in accordance with the terms of the Plan.

•	The cash paid for the earned Performance Units is considered taxable wages. To the extent required by law, the Company will withhold all applicable withholding taxes from the payment.

General

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The grant of this Plan award to you does not limit in any way the right of the Company to terminate your employment at any time for any reason, nor does it guarantee you will receive Plan awards in subsequent years.

•	The vesting of this award may be suspended or delayed as a result of a leave of absence.

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In addition to the terms and conditions contained in this grant agreement, this award is subject to the provisions of the Plan document and Prospectus as well as applicable rules and regulations issued under local tax and securities laws and New York Stock Exchange rules. Capitalized terms used in this grant agreement have the meanings given in the Plan.

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If the Compensation Committee of the Pentair Ltd. Board of Directors (the “Committee”) determines that recoupment of incentive compensation paid to you pursuant to this grant agreement is required under any law or any recoupment policy of the Company, then your Performance Units will terminate immediately on the date of such determination to the extent required by such law or recoupment policy and the Committee may recoup any such incentive compensation in accordance with such recoupment policy or as required by law. The Company shall have the right to offset against any other amounts due from the Company to you the amount owed by you hereunder.

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The Committee may amend or modify the Plan at any time but generally such changes will apply to future Plan awards. The Committee may also amend or modify this award, but most changes will require your consent.

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As a condition to the grant of this award, you agree (with such agreement being binding upon your legal representatives, guardians, legatees or beneficiaries) that this agreement will be interpreted by the Committee and that any interpretation by the Committee of the terms of this agreement or the Plan, and any determination made by the Committee under this agreement or the Plan, will be final, binding and conclusive.

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If you are an officer or other employee of the Company, you agree that, as a key employee of the Company, you may have access to customer lists, trade secrets and other confidential information of the Company. During your employment or at any time after your employment ends, you agree not to disclose or make available to any person or firm confidential information of the Company, unless such disclosure is required by law. Any actual or threatened violation of your duty not to divulge confidential information will entitle the Company to legal and equitable remedies, including preliminary and permanent injunctive relief and attorney’s fees.

•	For purposes of this agreement, the word “Company” means Pentair Ltd. or any of its subsidiaries or any of their business units.

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